UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 30, 2006

BEVERLY HILLS BANCORP INC.

DELAWARE	0-21845	93-1223879
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23901 Calabasas Road, Suite 1050 Calabasas, CA		91302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 223-8084

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 30, 2006, Beverly Hills Bancorp Inc. (“BHBC” or the “Company”) received a favorable ruling from an arbitrator on all matters in connection with the Company’s disputes with a former officer. Pursuant to a binding arbitration held in February 2006, the arbitrator ruled that the Company has no obligation to indemnify the former officer for his monetary penalties or his legal expenses which arose from a criminal investigation of the officer.

In June 2004 the former officer pleaded guilty to two felony counts in connection with criminal proceedings against him arising out of the financial collapse of Capital Consultants LLC in 2000. As part of the plea bargain, the former officer agreed to pay restitution in the amount of $2.0 million. He subsequently made a claim against the Company for this amount, asserting that he is entitled to indemnity under Delaware law. The Company disagreed with this assertion and also filed a counterclaim to recover the legal fees and expenses it paid on the former officer’s behalf in prior years.

The arbitrator dismissed the former officer’s claim for reimbursement of the $2.0 million restitution and ruled that under Delaware law, the former officer is not entitled to indemnity for his related legal expenses. As a result of this ruling, the Company is entitled to recover the $4.1 million in legal fees and expenses previously advanced on the former officer’s behalf, plus interest on such advances calculated from the date of original payment. In addition, as the prevailing party, the Company is entitled to reimbursement of its legal fees and costs incurred in connection with these claims.

For the second quarter of 2006, BHBC will record a reduction in legal expenses of approximately $700,000 through the reversal of expenses previously accrued through March 31, 2006 that it is no longer obligated to pay. The Company is in the process of determining the total fees, costs and interest it is entitled to recover for prior years. However, there can be no assurance that the Company will ultimately recover any or all of the amounts paid in prior periods.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d	)	Exhibits. 99.1	Press release dated June 1, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2006	BEVERLY HILLS BANCORP INC.
Registrant

/s/ Larry B. Faigin
Larry B. Faigin CHIEF EXECUTIVE OFFICER

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated June 1, 2006